Exhibit 99.1

COST PLUS, INC. ANNOUNCES SECOND QUARTER COMPARABLE STORE SALES UP 3.4%

Oakland, CA–August 7, 2003 – Cost Plus, Inc. (Nasdaq: CPWM) announced today that same store sales for the second quarter increased 3.4% on top of a 6.1% increase for the second quarter of fiscal 2002. Year-to-date, same store sales increased 3.2% on top of a 5.0% increase for the same period last year.

Total sales for the second quarter ended August 2, 2003 were $159.8 million, a 15.5% increase over $138.3 million for the same quarter last year. Year-to-date, total sales were $319.0 million, a 17.0% increase over the $272.7 million in the first two quarters of fiscal 2002.

The Company endorsed today its previous guidance of $0.12 in net income per fully diluted share for the quarter versus the $0.10 reported for the second quarter last year.

Murray Dashe, Chairman, President and CEO, stated, “The same store sales increase we report today is measurably ahead of the consensus estimate which called for a 2.7% increase. We experienced continuing solid sales performance in the home furnishings categories and seasonal merchandise. Geographically, we noted consistent performance throughout most markets with some softness only in areas of North Carolina and the San Francisco Bay Area where there are local economic issues. In view of the difficult times retailers are experiencing and the challenging comparisons we faced from last year, we are satisfied with the overall strength of our business.”

During the quarter, the Company opened seven stores, as previously forecasted, one store each in Walnut Creek, CA; Independence, MO; Richmond, VA; Houston, TX; Chico, CA and two stores in Atlanta, GA. Thus far this year the Company has opened 13 stores expanding into new markets including Colorado Springs, CO; Richmond, VA and Chico, CA.

The Company’s second quarter earnings conference call will be August 21, 2003 at 8:00 a.m. PDT. It will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 537-1833 or (212) 346-6381. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21156049, from 10:00 a.m. PDT Thursday to 10:00 p.m. PDT on Friday, August 22. Investors may also access the live call or the replay over the internet at www.streetevents.com, www.companyboardroom.com and www.costplus.com. The replay will be available approximately 30 minutes after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home furnishings and entertaining products. As of August 2, 2003, the Company operated 187 stores in 23 states compared to 163 stores in 22 states at the same time last year.

The above statement related to anticipated quarterly financial results for fiscal 2003 is a “forward-looking statement” which is based on current expectations and is subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to adjustments and entries made in the process of closing the Company’s books and reconciling its accounting records. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	Murray Dashe
(510) 893-7300

or

John Luttrell
(510) 808-9119